Exhibit 21.1

Subsidiaries of Continental Fuels Inc.

Continental Trading Enterprizes, Inc.

US Petroleum Depot, Inc.

Geer Tank Trucks, Inc.

Agencia Fiduciaria Aequitas N.V. (with a 75% ownership in Combustibles Continental De Latino America in Venezuela)